Exhibit 10.1

EXECUTION VERSION

COOPERATION AND SUPPORT AGREEMENT

This Cooperation and Support Agreement (this “Agreement”) is made and entered into as of March 28, 2017 by and among Depomed, Inc. (the “Company”) and the entities and natural persons set forth in the signature pages hereto (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, Starboard has a beneficial ownership interest in shares of common stock of the Company (the “Common Stock”) totaling approximately 8.8% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, the Company and Starboard have engaged in various constructive discussions and communications concerning the Company’s business, financial performance, governance and strategic plans, and based on, among other things, such discussions and communications the Board of Directors of the Company (the “Board”) determined that it is in the best interests of all Company shareholders (i) to implement certain changes to the governance of the Company and (ii) to have Starboard’s support and cooperation as a large shareholder of the Company in connection with the implementation of certain of those changes and other matters related therewith, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Board Composition and Related Agreements.

(a)           Board Composition.

(i)            The Company agrees that immediately following the execution of this Agreement, (A) the Board of Directors of the Company (the “Board”) shall consist of Ms. Karen Dawes, Mr. James Fogarty, Mr. Arthur Higgins, Mr. Louis Lavigne, Mr. William McKee, Mr. Gavin Molinelli, Mr. Robert Savage, Mr. Peter Staple and Mr. James Tyree (collectively, the “Directors”) and (B) Mr. Fogarty shall be appointed Chairman of the Board.

(ii)           The Company’s slate of nominees for election as directors of the Company at the Company’s 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) shall consist of the nine Directors (the “2017 Slate”).  The Company agrees to use reasonable best efforts to cause the election of the 2017 Slate at the 2017 Annual Meeting including recommending that the Company’s shareholders vote in favor of the election of each member of the 2017 Slate and supporting each member of the 2017 Slate for election in a manner no less rigorous and favorable than the manner in which the Company supports any other member of the 2017 Slate.

(iii)          If any Director is unable or unwilling to serve on the 2017 Slate, such Director shall be replaced on the 2017 Slate by a qualified candidate that is (A) recommended by the Nominating and Corporate Governance Committee and (B) approved by the Board.

(iv)          If during the Period (as defined below), Mr. Molinelli or any Starboard Replacement Director (as defined below) ceases to be a member of the Board for any reason, and at such time Starboard beneficially owns in the aggregate at least the lesser of (x) 3.0% of the Company’s then outstanding Common Stock and (y) 1,862,986 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then Starboard will have the right to recommend a replacement director candidate for Mr. Molinelli or any Starboard Replacement Director (any such replacement director nominee shall be referred to as a “Starboard Replacement Director”).  Any Starboard Replacement Director who is an employee of Starboard will be approved and appointed to the Board no later than five (5) business days following the submission of all completed onboarding documentation required so long as such Starboard Replacement Director meets the independence requirements pursuant to Nasdaq Stock Market listing standards.  Any Starboard Replacement Director who is independent of Starboard (for the avoidance of doubt, the nomination by Starboard of such person to serve on the board of another company shall not (in and of itself) cause such person not to be deemed independent of Starboard) must be (A) reasonably acceptable to the Board (such acceptance not to be unreasonably withheld), (B) qualify as “independent” pursuant to Nasdaq Stock Market listing standards, and (C) have the relevant financial and business experience to be a director of the Company.  The Nominating and Corporate Governance Committee shall make its determination and recommendation regarding whether such independent Starboard Replacement Director meets the foregoing criteria within five (5) business days after (1) such nominee has submitted to the Company the onboarding documentation required for directors and (2) representatives of the Board have conducted customary interview(s) of such nominee.  The Company shall use its reasonable best efforts to conduct any interview(s) contemplated by this section as promptly as practicable, but in any case, assuming reasonable availability of the nominee, within ten (10) business days after Starboard’s submission of such nominee.  In the event the Nominating and Corporate Governance Committee does not accept an independent candidate recommended by Starboard as the Starboard Replacement Director, then Starboard may recommend additional Starboard Replacement Director candidate(s), who may be an employee of Starboard or independent of Starboard, and whose appointment to the Board will be subject to the respective procedures outlined in this section.  Upon the recommendation of an independent Starboard Replacement Director nominee by the Nominating and Corporate Governance Committee, the Board shall vote on the appointment of such Starboard Replacement Director to the Board no later than five (5) business days after the Nominating and Corporate Governance Committee recommendation of such Starboard Replacement Director; provided, however, that if the Board does not elect such independent Starboard Replacement Director to the Board pursuant to this section, the Parties shall continue to follow the procedures of this section until a Starboard Replacement Director is elected to the Board.  Upon a Starboard Replacement Director’s appointment to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such Starboard Replacement Director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal.  Until such time as any Starboard Replacement Director is appointed to any applicable committee, one of the other Directors (as designated by Starboard) will serve as an interim member of such applicable committee.

(b)           Committee Appointments.

(i)            During the Period (as defined below) each committee of the Board, including any new committee(s) that may be established, shall include at least one of Ms. Dawes, Mr. Lavigne and Mr. Staple and each of Ms. Dawes, Mr. Lavigne and Mr. Staple shall serve on at least one committee of the Board.

(ii)           The Company agrees that immediately following the execution of this Agreement, the standing committees of the Board shall be composed as follows:

Nominating and Corporate Governance	Compensation	Audit
Gavin Molinelli (Chairman)	Robert Savage (Chairman)	Louis Lavigne (Chairman)
Louis Lavigne	William McKee	Karen Dawes
William McKee	Gavin Molinelli	Peter Staple
Robert Savage	Peter Staple	James Tyree

(c)           Additional Agreements.

Starboard agrees that (x) it will appear in person or by proxy at the 2017 Annual Meeting and vote all shares of Common Stock beneficially owned by Starboard at the 2017 Annual Meeting for the 2017 Slate and (y) during the Period it will vote its shares of Common Stock in any matter that is brought before shareholders of the Company in a manner consistent with the recommendation of the Board (provided, that in the case of clause (y) only, if Mr. Molinelli has voted against such matter in a vote of the Board, Starboard shall be permitted to vote against the Board’s recommendation with respect to such matter).  For purposes of this agreement, the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act (as defined above).  Starboard agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

2.                                      Certain Provisions.

(a)           Starboard agrees that, from the date of this Agreement until 12:01 a.m. Eastern Time on the date that is 15 business days prior to the deadline for the submission of shareholder nominations for the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) pursuant to the Company’s bylaws (the “Period”), neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)            engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of shareholders and any exempt solicitation under Rule 14a-2(b)(1) under the Exchange Act), in each case, with respect to securities of the Company;

(ii)           form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the entities or persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)          deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

(iv)          seek, or encourage any person or entity, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors; provided, however, that nothing in this Agreement shall prevent Starboard or its Affiliates or Associates from taking actions in furtherance of identifying director candidates in connection with the 2018 Annual Meeting so long as such actions do not create a public disclosure obligation for Starboard or the Company and are not publicly disclosed by Starboard or its representatives or Affiliates and are undertaken on a basis reasonably designed to be confidential and in accordance in all material respects with Starboard’s normal practices in the circumstances;

(v)           (A) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, (C) affirmatively solicit a third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or publicly encourage, initiate or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public or (E) call or seek to call a special meeting of shareholders;

(vi)          seek, alone or in concert with others, representation on the Board, except as specifically permitted in Section 1;

(vii)         seek to advise, encourage, support or influence any person or entity with respect to the voting or disposition of any securities of the Company at any annual or special meeting of shareholders, except in accordance with Section 1; or

(viii)        make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)           Nothing in Section 2(a) shall be deemed to limit the exercise in good faith by any directors of their fiduciary duties solely in his capacity as directors of the Company and in a manner consistent with their and Starboard’s obligations under this Agreement.

3.                                      Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, any organizational document or agreement to which the Company is a party or by which it is bound.

4.                                      Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Starboard thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of this Agreement, Starboard beneficially owns in the aggregate 5,490,000 shares of Common Stock and (f) as of the date hereof, other than as disclosed herein or in the Press Release defined in Section 5 below, Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.                                      Press Release.

Promptly following the execution of this Agreement, the Company will issue a press release (the “Press Release”) in the form attached hereto as Exhibit B.  Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Starboard shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party.  During the Period, neither the Company nor Starboard shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

6.                                      Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.                                      Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Starboard’s recent involvement at the Company, including, but not limited to, its Schedule 13D filings and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $75,000 in the aggregate.

8.                                      Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.                                      Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses and facsimile numbers for such communications shall be (A) for the Company, 7999 Gateway Blvd., Suite 300, Newark, California 94560, mgosling@depomed.com or (B) for Starboard Value LP, 777 Third Avenue, 18th Floor, New York, NY 10017, JSmith@starboardvalue.com.

10.                               Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without reference to the conflict of laws principles thereof.  By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in any California State or federal court sitting in Santa Clara County.  By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the non-exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.  Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the courts in California as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.                               Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.                               Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute or otherwise defame or slander the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Party, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives; provided, however, any statements regarding the Company’s operational or stock price performance or any strategy, plans, or proposals of the Company not supported by Mr. Molinelli that do not criticize, disparage, call into disrepute or otherwise defame or slander any of the Company’s officers, directors, employees, shareholders, agents, attorneys or representatives (“Opposition Statement”), shall not be deemed to be a breach of this Section 12 (subject to, for the avoidance of doubt, any obligations of confidentiality as a director that may otherwise apply); provided, further, that if any Opposition Statement is made by Starboard, the Company shall be permitted to publicly respond with a statement similar in scope to any such Opposition Statement.

13.                               Confidentiality.

Mr. Molinelli, if he wishes to do so, may provide confidential information of the Company which Mr. Molinelli learns in his capacity as a director of the Company, including discussions or matters considered in meetings of the Board or Board committees (collectively, “Company Confidential Information”), to Starboard, its Affiliates and Associates and legal counsel (collectively, “Starboard Representatives”), in each case solely to the extent such Starboard Representatives need to know such information in connection with Starboard’s investment in the Company; provided, however, that Starboard (i) shall inform such Starboard Representatives of the confidential nature of any such Company Confidential Information and (ii) shall cause such Starboard Representatives to refrain from disclosing such Company Confidential Information to anyone (whether to any company in which Starboard has an investment or otherwise), by any means, or otherwise from using the information in any way other than in connection with Starboard’s investment in the Company.  Mr. Molinelli and Starboard shall not, without the prior written consent of the Company, otherwise disclose any Company Confidential Information to any other person or entity.

14.                               Securities Laws.

Starboard acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

15.                               Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term.

This Agreement contains the entire understanding of the Parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard.  This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.  Notwithstanding the foregoing, each Director shall be express third-party beneficiaries of, and shall be entitled to rely on and enforce this Agreement and during the Period no amendment, waiver or other modification of Section 1(a), Section 1(b)(i), Section 1(c), Section 2, Section 6, Section 12, Section 13 or this Section 15 may be made without the express written consent of at least 75% of the Directors (rounded up to the nearest whole Director).  This Agreement shall terminate at the end of the Period, except the provisions of Section 2, 13, 14 and 15, which shall survive such termination.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

DEPOMED, INC.

By:	/s/ Matthew M. Gosling
Name:	Matthew M. Gosling
Title	SVP & General Counsel

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD	STARBOARD VALUE GP LLC
By: Starboard Principal Co LP,
By: Starboard Value LP,	its member
its investment manager
STARBOARD PRINCIPAL CO LP
STARBOARD VALUE AND OPPORTUNITY S LLC	By: Starboard Principal Co GP LLC,
By: Starboard Value LP,	its general partner
its manager
STARBOARD PRINCIPAL CO GP LLC
STARBOARD VALUE AND OPPORTUNITY C LP
By: Starboard Value R LP,	STARBOARD VALUE R GP LLC
its general partner

STARBOARD VALUE R LP
By: Starboard Value R GP LLC,
its general partner

STARBOARD VALUE LP
By: Starboard Value GP LLC,
its general partner

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Individually and as attorney-in-fact for Mark R. Mitchell and Peter A. Feld

10

EXHIBIT A

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE AND OPPORTUNITY C LP

STARBOARD VALUE R LP

STARBOARD VALUE LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE R GP LLC

JEFFREY C. SMITH

MARK R. MITCHELL

PETER A. FELD

GAVIN T. MOLINELLI

EXHIBIT B

PRESS RELEASE

Depomed Announces Cooperation Agreement with Starboard Value LP Including CEO and Board Changes

-Pharmaceutical Veteran Arthur J. Higgins Joins as President, CEO and Director-

-Three New Directors Named to Board-

-James Fogarty Named New Chairman of the Board-

-Q1 2017 Net Sales Estimated to be $95-$100 Million-

Newark, CA - March 28, 2017  Depomed, Inc. (NASDAQ: DEPO) today announced that Arthur J. Higgins has joined the Company as President and Chief Executive Officer and member of the Board of Directors, following the resignation of James Schoeneck as President and Chief Executive Officer and member of the Board of Directors.  Mr. Higgins is a highly respected executive with over 35 years’ experience in the pharmaceutical and healthcare industry.  Serving as CEO of Bayer Healthcare, he helped transform the company into a leader in global pharmaceutical and consumer healthcare.  He previously served as Chairman and CEO of Enzon, Inc., and President of Abbott Laboratories Pharmaceuticals Division, and more recently has served as Senior Advisor to The Blackstone Group.

“I am honored to be able to work with the management and the Board of Depomed.  We have an opportunity to accelerate Depomed’s journey as a leader in pain management and neurology as we maximize value for all shareholders,” said Mr. Higgins.

Composition of the Board

Depomed also announced that Mr. Higgins, William McKee, former Chief Financial Officer of Barr Pharmaceuticals, LLC, and Gavin Molinelli a Partner at Starboard Value LP have joined the Board of Directors, and that Samuel Saks, M.D. and David Zenoff, D.B.A. have resigned from the Board.  Karen Dawes, James Fogarty, Louis Lavigne, Jr., Robert Savage, Peter Staple and James Tyree will continue as members of the Board.  James Fogarty will serve as the new Chairman of the Board.

Peter Staple said, “On behalf of the Board, I want to thank Sam Saks and David Zenoff for their contributions as directors. They have each played an important role in the Company’s growth and have provided the rest of the Board and the management team with valuable insights and leadership over many years.”

“We are pleased to have reached an agreement to work with Depomed.  We believe that Arthur Higgins is an excellent choice to lead Depomed. We are excited to have found such a qualified leader for the Company.  Furthermore, we believe the addition of William McKee as a member of the Board of Directors will add valuable industry experience to the boardroom.  I look forward to working with my fellow board members to maximize value for all shareholders,” said Gavin Molinelli, Partner of Starboard Value LP.

William McKee is a pharmaceutical industry consultant and board member of Cerulean Pharma, Inc. and Agile Therapeutics.  Formerly, Mr. McKee served as COO and CFO at EKR Therapeutics, Inc., a private specialty pharmaceutical company, until EKR was sold to Cornerstone Therapeutics Inc.  Prior to that, Mr. McKee served as the Executive Vice President and Chief Financial Officer of Barr Pharmaceuticals Inc., a public specialty pharmaceutical company, which was acquired by Teva Pharmaceutical Industries Ltd.

Gavin Molinelli is a Partner of Starboard Value LP.  Prior to joining Starboard and its related funds in 2006, Mr. Molinelli was a member of the Technology Investment Banking group at Banc of America Securities LLC.  Mr. Molinelli was formerly on the Board of Directors of Wausau Paper Corp. and Actel Corporation.

First Quarter Results

Depomed also announced that it estimates net sales for the quarter ending March 31, 2017 will be approximately $95 to $100 million.  First quarter results reflect the impact of the previously announced realignment of the Company’s sales force effective February 1, 2017 and the fact that the Company had a significant number of openings in its field sales force in the first quarter, as well as wholesalers’ reductions of inventory of our products in the first quarter and continued weakness in the long-acting and short-acting opioid markets.

The Company will revise its financial guidance for the year at its earnings call for the first quarter which is expected to take place in the week of May 8, 2017.

About Depomed

Depomed is a leading specialty pharmaceutical company focused on enhancing the lives of the patients, families, physicians, providers and payors we serve through commercializing innovative products for pain and neurology related disorders. Depomed markets six medicines with areas of focus that include mild to severe acute pain, moderate to severe chronic pain, neuropathic pain, migraine and breakthrough cancer pain. Depomed is headquartered in Newark, California. To learn more about Depomed, visit www.depomed.com.

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to risks detailed in the Company’s Securities and Exchange Commission filings, including the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the Company’s plans or objectives will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

INVESTOR AND MEDIA CONTACT:

Christopher Keenan
VP, Investor Relations and Corporate Communications
510-744-8000
ckeenan@depomed.com